Exhibit 10.1

[IVAX DIAGNOSTICS, INC. LETTERHEAD]

Dear [Mr. Deutsch]:

This is to confirm the termination of your employment with IVAX Diagnostics (the “Company”) effective May 21, 2010 (“Termination Date”). This letter sets forth the terms of the termination of your employment and the benefits the Company will provide to you upon the cessation of your employment if you sign and return this letter agreement to Charles Struby by May 7, 2010 (“Effective Date”) and do not thereafter timely revoke your acceptance. You can, of course, sign and return this letter agreement at any time prior to May 7, 2010 after your review if in your best interest to do so.

By signing and returning this letter, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Paragraph 5.

If you choose not to sign and return this letter agreement by the Effective Date, you will not receive the Severance Pay, Stock Options and Health Insurance (as defined in Paragraphs 2, 3 and 4 below). Rather, you will only receive payments of any wages owed through the Termination Date, and any unused vacation time accrued through the Termination Date.

Whether or not you agree to the terms and conditions in this letter:

•	You will receive payments of any wages owed from the date hereof through the Termination Date;

•

You will receive payments, net of applicable withholding, social security, state and federal taxes, which represents accrued vacation through the Termination Date , scheduled to be paid on June 2, 2010; and

•	All other benefits provided to you as an employee of the Company, including life insurance and long-term disability, will cease as of May 31, 2010.

If, after reviewing this letter agreement, you find the terms and conditions are satisfactory to you, you should sign and return this letter to Charles Struby by May 7, 2010.

The following numbered paragraphs set forth the terms and conditions which will apply, as of May 21, 2010, if you timely sign and return this letter agreement and do not thereafter timely revoke your acceptance:

1.	Termination of Employment – Your employment with the Company will terminate without cause and by mutual agreement on May 21, 2010, and all benefits of employment will cease on May 21, 2010.

2.	Severance Pay – After the Termination Date, the Company will pay you an amount equal to 12 months of your base salary, less all applicable state and federal taxes (the “Severance Pay”). This Severance Pay will be paid in bi-weekly installments on the regular Company pay dates beginning after the Termination Date. The balance of the Severance Pay will be paid in a lump sum on September 22, 2010.

3.	Stock Options – The exercise date of company stock options issued to you previously will remain in effect for the life of the remaining term of those options, as indicated below;

a.	5,116 at $7.12 expiring 3/17/11

b.	10,000 at $4.35 expiring 7/13/15

c.	50,000 at $0.65 expiring 9/22/18

d.	50,000 at $1.20 expiring 9/22/18

All such options are fully vested and are exercisable until their respective expiration dates. The Company hereby waives any provisions in the Company’s option plans or agreements to the contrary to the terms of this Agreement and waives the provisions of Section 13.3(a) of the 1999 Performance Equity Plan regarding competition with the Company.

4.	Health Insurance – Coverage provided to you under COBRA will be paid for by IVAX Diagnostics beginning May 22, 2010 through May 21, 2011.

5.	Release – In consideration of the payment and provisions of the Severance Pay, Stock Options and Health Insurance you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to:

a.	Any agreement you have with the Company relating to your employment with the Company;

b.

Any claims, demands or liabilities for wrongful discharge or termination, breach of express or implied contract, unpaid wages, unpaid benefits, unpaid severance, breach of any covenant of good faith and fair dealing, constructive discharge or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting harassment, retaliation or, inter alia, age, race, color, sex, gender, national origin, religion, handicap, disability, ancestry, marital status, familial status, and sexual orientation discrimination, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Family Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Immigration Reform and Control Act, the Health Insurance Portability And Accountability Act of 1996 (“HIPPA”), the Florida Private Sector Whistleblower Act;

c.	(Section 448.101, et. seq., Florida Statutes), the Florida Civil Rights Act of 1992 (Section 760.01, et. seq, Florida Statutes), the Florida workers’ compensation retaliation statute (Section 440.205, Florida Statutes), the Miami-Dade County Code of Ordinances, the Florida and Federal Constitutions, or any other applicable federal, state, or local law, common or statutory, or tort or common law cause of action, including, but not limited to, any cause of action for costs, fees, expenses, or attorneys’ fees incurred in these matters, which you ever had, now have, or shall have as the date of this letter;

d.	All common law claims including, but not limited to, actions in tort, defamation, infliction of emotional distress and breach of contract; all claims arising under any policies, practices or procedures of the Company; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and

e.	Any other claim for damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or and federal, state or local statute or ordinance not expressly referenced above.

Notwithstanding anything to the contrary in this Agreement or in this Section 5, you are not waiving and retain the ability to make a claim or initiate an action for (1) a breach by the Company of the terms of this Agreement and (2) any obligations the Company may owe to you in your capacity as an officer or employee pursuant to any indemnification provisions or right to contribution contained in the Company’s certificate of incorporation, under applicable law, or under any insurance policy now or hereafter maintained by the Company.

6.	Continuing Obligations – You acknowledge and reaffirm your obligation diligently fulfill your duties and obligations as Chief Financial Officer of IVAX Diagnostics up until your Termination Date. In addition, you acknowledge and reaffirm to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, and your obligations not to solicit or hire employees of the Company, for a period of six months following the Termination Date.

7.	Return of Company Property – You understand that you must return all property of the Company. On or before the Termination Date, you confirm and acknowledge that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computed accounts.

8.	Business Expenses and Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. Assuming the amounts described in this Agreement are paid to you in full, you acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

9.	Non-Disparagement – You understand and agree that as a condition for payment to you of the consideration described herein, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company agrees that its current officers, directors and employees shall not make any false, disparaging or derogatory statements about you to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company.

10.	Neutral Reference – If the Company receives any inquiries for references regarding your employment with the Company, the Company will then provide your dates of employment and position held and will not provide any other information to any such inquirer.

11.	Amendment – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

12.	Waiver of Rights – No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion

13.	Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

14.	Confidentiality – You understand and agree that as a condition for payment to you of the Severance Pay, the terms and contents of this letter agreement, and the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed by you and your agents and representatives to any person except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

15.	Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

16.	Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents hereof, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.	Acknowledgement and Revocation – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company hereby advises you to consult with an attorney of your own choosing prior to signing this agreement. You may revoke your agreement to this letter agreement for a period of seven (7) days following the date you deliver the signed agreement to the company. Any revocation within this period must be submitted in writing to the Company and state “I hereby revoke my agreement to the letter agreement dated April 15, 2009.” The revocation must be delivered to, and received by, the Company within seven (7) days after the day you deliver the signed agreement to the Company. This agreement shall not become effective or enforceable until the revocation period has expired without our having revoked your agreement.

18.	Applicable Law – This letter agreement shall be interpreted and construed by the laws of the State of Florida, without regard to conflict of law provisions.

19.	Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the termination of your employment with the Company, the Severance Pay and the release of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this Paragraph 19, however, shall modify, cancel or supersede your obligations set forth in Paragraph 5 herein.

20.	Continued Indemnification and Insurance – (a) From and after the Effective Date, the Company agrees that it will continue to indemnify, defend and hold you harmless against any costs or expenses (including attorneys fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, inquiries or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that you were an officer, employee, fiduciary or agent of the Company or (ii) matters existing or occurring at or prior to the Effective Date whether asserted or claimed prior to, at or after the Effective Date, as provided in the Company certificate of incorporation or Company Bylaws, in each case as in effect on the date of this Agreement, (b) The certificate of incorporation and bylaws of the Company shall continue to contain provisions with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers that treat you, as a former officer, no less favorable than the Company’s then current officers and directors. (c) After the Effective Date, the Company shall maintain insurance policies from an insurance carrier with respect to directors and officers liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance including you as a former officer.

21.	Press Release/Announcements – After the Effective Date, all press releases or announcements related to this Agreement or the transactions contemplated hereby will not be issued or released without the consent of you and the Company, which shall not be unreasonably withheld.

Please call me if you have any questions about the matters covered in this letter.

Very truly yours,

IVAX DIAGNOSTICS, INC.

By:	/s/ CHARLES STRUBY
Charles Struby
CEO & President

I hereby agree to the terms and conditions set forth above. I intend that this letter agreement become a binding agreement between the Company and me.

/s/ MARK DEUTSCH Mark Deutsch	Date: May 3, 2010

To be returned by May 7, 2010

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